Exhibit 99.1

KENNEDY WILSON SELLS BAGGOT PLAZA OFFICE IN DUBLIN, IRELAND FOR $165 MILLION

October 30, 2020 – Global real estate investment company Kennedy Wilson (NYSE:KW) has completed the sale of Baggot Plaza, a wholly-owned, unlevered Grade A office building located in Dublin’s city center, for $165.4 million to Deka Immobilien, the specialist real estate investments arm of the Deka Group. The sale reflects a net initial yield of 4%. The net proceeds of $165.1 million will be recycled into new opportunities including European acquisitions and developments as part of Kennedy Wilson’s investment management platforms.

Kennedy Wilson acquired the 92,000 square foot 1970s building on Upper Baggot Street as part of the Project Opera non-performing loan portfolio in 2013. After securing vacant possession, Kennedy Wilson received planning consent for a ‘back to frame’ redevelopment. This added 37,700 square feet to the building, including a signature triple-height atrium, and transformed the building into a Grade A, corporate HQ with LEED Gold certification. In May 2015, the Bank of Ireland signed a 25-year lease agreement for occupation in July 2016 at market-leading rents for the time, generating a stabilized yield on cost of 8.6%.

Ali Rohan, Head of Ireland, Kennedy Wilson Europe, said: “Baggot Plaza showcases the breadth of our investment, development and asset management capabilities. Having opportunistically acquired the building as part of a larger NPL portfolio, we saw the market timing potential of a comprehensive refurbishment versus a knock-down and rebuild strategy, and delivered a significant, long-term lease to a credit worthy occupier. Smart reuse of the existing structure allowed us to achieve a LEED Gold rating while working with Bank of Ireland to help create an innovative new space for its city center staff.”

-ENDS-

About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland. For further information on Kennedy Wilson, please visit: www.kennedywilson.com.

Special Note Regarding Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results or performance may differ materially and adversely from the results or performance expressed or implied by these forward-looking statements, including for reasons that are beyond our control. For example, we may not be able to maintain our current acquisition or disposition pace or identify future properties to acquire on terms we consider attractive, and our current property portfolio may not perform as expected. Accordingly, you should not unduly rely on these statements, which speak only as of the date of this press release. We assume no duty to update the forward-looking statements, except as may be required by law.

Contact:

Investors
Daven Bhavsar, CFA
Vice President of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com

European Media
FTI Consulting
Dido Laurimore / Eve Kirmatzis
+44 20 3727 1000
kennedywilson@fticonsulting.com

U.S. Media
Emily Heidt
Director of Public Relations
+1 (310) 887-3499
eheidt@kennedywilson.com